                                                                   EXHIBIT 99.1
Press Release

            ZONAGEN REPORTS FOURTH QUARTER AND YEAR END 2002 RESULTS

         THE WOODLANDS, Texas--March 31, 2003--Zonagen, Inc. (Nasdaq:ZONA) (PCX:ZNG) today announced financial results for the three-month and twelve-month periods ended December 31, 2002.

         Total revenues for the three-month period ended December 31, 2002 were $245,000 as compared to $826,000 for the same period in the prior year, and for the twelve-month period ended December 31, 2002 were $5.3 million as compared to $3.9 million for the same period in the prior year. Licensing fees for the three-month period ended December 31, 2002 were zero as compared to $529,000 for the same period in the prior year, and were $4.2 million for the twelve-month period ended December 31, 2002 as compared to $2.2 million for the same period in the prior year. Included in licensing fees for the twelve-month period ended December 31, 2002 was $4.2 million as compared to $2.2 million for the same period in the prior year of revenues that were recognized from licensing and milestone payments received in prior years from Schering-Plough Corporation (NYSE:SGP) from their exclusive worldwide license to VASOMAX(R), the Company's oral therapy product for erectile dysfunction. These licensing fees, which had been received in previous periods, had been recorded as deferred revenue on the balance sheet and had been amortized to revenue due to the adoption of U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). Due to the mutual termination of the Schering-Plough Corporation agreements in July 2002, the Company recognized the remaining $3.2 million of deferred revenue in accordance with SAB 101 relating to these agreements in the third quarter ended September 30, 2002.

         Product royalties from VASOMAX(R) were zero for both three-month periods ended December 31, 2002 and 2001, and were zero for the twelve-month period ended December 31, 2002 as compared to $58,000 for the same period in the prior year. Due to the ongoing partial clinical hold on VASOMAX(R) in the United States and the mutual termination of the Schering-Plough agreements regarding VASOMAX(R), the Company is uncertain as to whether it will be able to create a future revenue source regarding VASOMAX(R) or its other phentolamine-based products. There was $102,000 of research and development grant revenue for the three-month period ended December 31, 2002 as compared to zero for the same period in the prior year, and there was $315,000 of research and development grant revenue for the twelve-month period ended December 31, 2002 as compared to $115,000 for the same period in the prior year. The Company was awarded three Small Business Innovation Research (SBIR) grants during the year 2002 aggregating over $1 million and began performing that funded research in the third quarter ended September 30, 2002. The Company was awarded two SBIR grants during the last half of 2000 and performed some of that funded research during the first half of 2001. Interest income for the three-month period ended December 31, 2002 decreased to $143,000 from $297,000 for the same period in the prior year, and decreased to $711,000 for the twelve-month period ended December 31, 2002 as compared to $1.5 million for the same period in the prior year. The decrease in interest income was due to declining interest rate yields and lower cash balances.
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         Research and development (R&D) expenses for the three-month period ended December 31, 2002 were $568,000 as compared to $891,000 for the same period in the prior year, and were $6.4 million for the twelve-month period ended December 31, 2002 as compared to $3.0 million for the same period in the prior year. Due to the mutual termination of the Schering-Plough agreements in July 2002, the future uncertainty surrounding the VASOMAX(R) product and the fact that the Company is not presently committing resources toward the approval of VASOMAX(R), the Company expensed both its bulk phentolamine inventory previously valued at $4.4 million and its VASOMAX(R) patent estate previously valued at approximately $1.0 million in the three-month period ended June 30, 2002 and in July 2002 a liability due to Schering-Plough of $1.3 million relating to a prior joint clinical development program for VASOMAX(R) was forgiven and taken as a reduction to R&D expenses. In addition, R&D expenses in the three-month period ended June 30, 2002 were reduced by $188,000 due to a reimbursement of prior clinical expenses for VASOMAX(R) that was received from a clinical research organization after a reconciliation was completed comparing actual expenses to payments made by the Company. R&D expenses excluding the four adjustments listed above would have been $2.5 million for the twelve-month period ended December 31, 2002.

         General and administrative (G&A) expenses for the three-month period ended December 31, 2002 were $1.0 million as compared to $242,000 for the same period in the prior year and increased to $2.7 million for the twelve-month period ended December 31, 2002 as compared to $1.7 million for the same period in the prior year. The increase in expenses for the three-month period ended December 31, 2002 as compared to the same period in the prior year is primarily due to the increase in costs associated with the costs of reviewing potential strategic alternative opportunities. The increase in expenses for the twelve-month period ended December 31, 2002 as compared to the same period in the prior year is primarily due to the increase in costs associated with potential strategic alternative opportunities, increase in insurance rates and personnel expenses offset by a discontinuation of quarterly amortization expenses relating to a non-cash compensation charge for stock options previously issued in December 1996 that were fully amortized by December 31, 2001.

         Net loss for the three-month period ended December 31, 2002, was ($1.4) million or ($0.12) per share as compared to a net loss of ($307,000) or ($0.03) per share for the same period in the prior year and was a net loss of ($3.9) million or ($0.34) per share for the twelve-month period ended December 31, 2002 as compared to ($839,000) or ($0.07) per share for the same period in the prior year. The increased loss for both the three-month and twelve-month periods ended December 31, 2002 as compared to last year is primarily due to write-offs regarding the uncertainties relating to the VASOMAX(R) program, a reduction in interest income and increased G&A expenses related to the costs of reviewing potential strategic alternative opportunities.

         On December 31, 2002, the Company reported cash, cash equivalents and marketable securities totaling $25.1 million as compared to $30.1 million reported as of December 31, 2001. The Company's reduction in cash for the year 2002 includes a November 2002, bridge loan to Lavipharm Corp. of $1.0 million that is collateralized by certain assets. On October 30, 2002, the Company entered into a definitive agreement to merge with Lavipharm Corp. that was subsequently terminated on March 27, 2003. As of December 31, 2002 common shares outstanding were approximately 11,503,000.
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         Zonagen, Inc. is engaged in the development of pharmaceutical products that address diseases and conditions associated with the human reproductive system.

         A copy of this press release may be obtained via facsimile by dialing 1-888-329-0920 or via the internet by accessing www.zonagen.com.

         Any statements that are not historical facts contained in this release, are forward-looking statements that involve risks and uncertainties, including such risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                          ZONAGEN, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands except per share amounts)

                                                       Twelve Months
                                Three Months Ended          Ended
                              ----------------------- ----------------
                                   December 31,         December 31,
                                 2002        2001       2002    2001
                              ----------- ----------- -------- -------
                              (Unaudited) (Unaudited)
Revenues
  Licensing fees                      $-        $529   $4,228  $2,162
  Product royalties                    -           -        -      58
  Research and
   development grants                102           -      315     115
  Interest income                    143         297      711   1,526
                              ----------- ----------- -------- -------
        Total revenues               245         826    5,254   3,861
                              ----------- ----------- -------- -------
Expenses
  Research and development           568         891    6,420   3,028
  General and administrative       1,038         242    2,716   1,672
                              ----------- ----------- -------- -------
        Total expenses             1,606       1,133    9,136   4,700
                              ----------- ----------- -------- -------
Loss from continuing
 operations                       (1,361)       (307)  (3,882)   (839)
                              ----------- ----------- -------- -------
Net loss before
 cumulative effect of
 change in accounting
 principle                        (1,361)       (307)  (3,882)   (839)
Cumulative effect of change in
 accounting principle                  -           -        -       -
                              ----------- ----------- -------- -------
Net loss                         $(1,361)      $(307) $(3,882)  $(839)
                              =========== =========== ======== =======

Loss per share - basic
 and diluted:
Loss from continuing
 operations                       $(0.12)     $(0.03)  $(0.34) $(0.07)
Net loss before
 cumulative effect of
 change in accounting
 principle                         (0.12)      (0.03)   (0.34)  (0.07)
Cumulative effect of change in
 accounting principle                  -           -        -       -
                              ----------- ----------- -------- -------
Net loss                          $(0.12)     $(0.03)  $(0.34) $(0.07)
                              =========== =========== ======== =======
Shares used in loss per share
 calculation:
  Basic                           11,500      11,338   11,412  11,333
  Diluted                         11,500      11,338   11,412  11,333



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                          CONSOLIDATED BALANCE SHEETS

                                                 December   December
                                                    31,        31,
                                                   2002       2001
                                                ----------- --------
                  Current assets                   $26,670  $35,260
                  Fixed assets (net)                   191      340
                  Other assets (net)                   509    1,314
                                                ----------- --------
                  Total assets                     $27,370  $36,914
                                                =========== ========
                  Accounts payable
                   and accrued expenses               $519   $2,117
                  Deferred revenue - short term          -    2,114
                  Deferred revenue - long term           -    2,114
                  Stockholders' equity              26,851   30,569
                                                ----------- --------
                  Total liabilities
                   and stockholders'
                   equity                          $27,370  $36,914
                                                =========== ========